Exhibit 10.17

Engagement Agreement

This Engagement Agreement (the “Agreement”) is made and entered into this 1st day of July, 2008 between Sahara Media, Inc., and its successor(s) entity in the event of a reverse merger or reorganization transaction (collectively, the “Client”) with offices at 75 Franklin Street, 2nd Floor, New York, NY 10013, and Marathon Advisors (“Marathon”).  This agreement sets forth the general terms and conditions pursuant to which Marathon will provide services to Client.

1.
Services.  Marathon shall provide Brian Rodriguez or another qualified individual to serve as a consultant to the Client (Marathon and such consultants are collectively referred to herein as the “Consultant”).  The Consultant shall provide advisory services to the Client to provide guidance to the Client in the areas of accounting/finance, internal controls and Sarbanes-Oxley compliance (the “Services”).    Without limited the generality of the following, the Consultant is not acting as chief financial officer or controller for the Client and is not responsible for maintaining or compiling financial records, preparing financial statements, performing SEC reporting or other duties typical of a chief financial officer or controller.  The Consultant shall expend such time as is reasonably necessary to fully perform the Services, up to a maximum of twenty (20) hours per month, and shall devote his best efforts, experience and judgment to fully discharge the duties and responsibilities under this Agreement and as reasonably contemplated hereby, and shall act in conformity with the written policies of the Client and within the limits, budgets, business plans and instructions as set by the Client. Not withstanding anything to the contrary herein, Consultant shall not be required to devote more than 20 hours per month to performing its duties pursuant to this Agreement.  Consultant shall be subject to the authority of the Client’s board of directors and Chief Executive Officer and President and to all provisions of its Certificate of Incorporation and Bylaws.

2.
Limitation of Services.  It is understood between the parties that the Consultant is not providing legal services, or independent accounting services and such services must be retained by the Client, at its own cost and expense. It is expressly acknowledged that Marathon will utilize best efforts in performing the Services contemplated hereby but no representations are made as to the ultimate success of the Client in carrying out the Client’s business.

3.
Term.  The Services shall commence on the effective date of the anticipated reverse merger with a public shell company or similar reorganization transaction (the “Effective Date”).  The Services shall terminate one year from  the Effective Date.  In addition, this Agreement may be terminated early as follows:

a)  Marathon may terminate this Agreement with or without cause upon providing 30 days written notice to the Client.

b)  Either party shall have the right (but not the obligation) to terminate this Agreement immediately upon written notice to the other, if it reasonably determines that the other party, or any of its respective directors, officers or controlling shareholders has engaged in any unlawful, wrongful or fraudulent act.

c)  Marathon shall have the right (but not the obligation) to terminate this Agreement immediately upon written notice to the Client, if Marathon shall determine that any material facts concerning the Client or any of its respective directors, officers or controlling shareholders represented to Marathon during the course of performing the Services are misstated or untrue or that the  Client has intentionally failed to provide Marathon with material facts concerning the Client.

In the event of early termination of the Agreement, all fees and expenses accrued by Marathon shall be paid to Marathon within 15 days after termination and all fees paid to Marathon that were not accrued by Marathon prior to termination shall be reimbursed to the Client or credited against any outstanding balances owed by the Client within 15 days after termination.

4.	Location. The Services will be performed both remotely and at the Client’s office site or other location as the Client shall reasonably request.

5.
Payment. During the term of this Agreement, Marathon shall be paid cash consideration of $7,000 per month, with payment due upon the 15th calendar day of each month.  In the event the Effective Date occurs on a date other than the first calendar day of the month, Marathon shall be paid a pro-rated amount of the $7,000 for the first month, with such payment being made within 15 days after the Effective Date.  In addition, Marathon shall be paid equity compensation in the form of 100,000 shares of the Client’s common stock.  Said equity compensation shall be issued to Marathon and fully-vested by Marathon within 10 business days of the Effective Date.  In addition, Marathon shall be issued warrants to purchase 300,000 shares of the Client’s common stock with an exercise price of $1.10 per share .  The warrants shall vest as follows:  50% on the first 12-month anniversary of the Effective Date and 50% on the second 12-month anniversary of the Effective Date.  The warrants shall have a 3-year term and a cashless exercise feature.  In addition, provided Marathon presents the Client with reasonable acceptable proof of such expenses, the Client shall reimburse Marathon for any reasonable, accountable, out-of-pocket expenses (the “Reimbursable Expenses”) incurred by Marathon related to travel to the Client’s office or board meeting locations or any other expenses incurred related to performing the Services provided in this Agreement.  The Reimbursable Expenses shall be invoiced by Marathon to the Client, with payment due upon receipt of invoice. Notwithstanding anything to the contrary herein, any expense in excess of $500 shall need the prior written approval of the Client in order to be eligible for reimbursement from the Client.

6.
Independent Contractor Relationship.  The parties understand and agree Marathon shall perform the Services under this Agreement as an independent contractor and under no circumstances is Marathon or its employee(s) to be considered a Client employee or agent.

7.
Non-exclusivity of Undertakings. Client expressly understands and agrees that Marathon shall not be prevented or barred from rendering services of the same nature as or a similar nature to those Services described in this Agreement, or of any nature whatsoever, for or on behalf of any person, firm, corporation, or entity other than the Client, provided that the rendition of such services does not in any way interfere with Marathons’ obligations pursuant to this Agreement.

8.
Mutual Indemnification.  Both parties agree to indemnify and hold each other harmless for any injuries to persons or property caused by the intentional and willful acts of each party’s own employees in the performance of services under this Agreement.  Furthermore, the Client hereby agrees to hold harmless and indemnify Marathon, against any and all expenses incurred by reason of the fact that Marathon is or was an, officer, agent, Marathon or advisor of the Client, but only if Marathon acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Client and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any proceeding by judgment, order of the court, settlement, conviction, or upon a plea of NOLO CONTENDERE, or its equivalent, shall not, of itself, create a presumption that Marathon did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Client, and with respect to any criminal proceeding, shall not create a presumption that such person or entity believed that his conduct was unlawful. The indemnification provided herein shall be applicable whether or not negligence or gross negligence of the Marathon is alleged or proven. Notwithstanding the foregoing, in the case of any proceeding brought by or in the right of the Client, Marathon shall not be entitled to indemnification for any claim, issue or matter as to which the Client has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Marathon or for amounts paid in settlement to the Marathon, unless and only to the extent that, the court in which the proceeding was brought or another court of competent jurisdiction determines, on application, that in view of all the circumstances, the person or entity is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

9.	Confidential Information. In consideration of the compensation and benefits to be paid or provided to the Consultant by the Client under this Agreement, the Consultant covenants as follows:

(a)           Confidentiality.

(i)           During and following the Consulting Period, the Consultant will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Client or except as otherwise expressly permitted by the terms of this Agreement.

(ii)           Any trade secrets of the Client will be entitled to all of the protections and benefits under any applicable law. If any information that the Client deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Consultant hereby waives any requirement that the Client submit proof of the economic value of any trade secret or post a bond or other security.

(iii)           None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Consultant demonstrates was or became generally available to the public other than as a result of a disclosure by the Consultant.

(iv)           The Consultant will not remove from the Client’s premises (except to the extent such removal is for purposes of the performance of the Consultant's duties at home or while traveling, or except as otherwise specifically authorized by the Corporation) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Consultant recognizes that, as between the Client and the Consultant, all of the Proprietary Items, whether or not developed by the Consultant, are the exclusive property of the Client. Upon termination of this Agreement by either party, or upon the request of the Client during the Consulting Period, the Consultant will return to the Client all of the Proprietary Items in the Consultant's possession or subject to the Consultant's control, and the Consultant shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(b)           Consultant Inventions.  Each Consultant Invention will belong exclusively to the Client.  The Consultant acknowledges that all of the Consultant's writing, works of authorship, and other Consultant Inventions are works made for hire and the property of the Client, including any copyrights, patents, or other intellectual property rights pertaining thereto.  If it is determined that any such works are not works made for hire, the Consultant hereby assigns to the Client all of the Consultant's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Consultant Inventions.  The Consultant covenants that he will promptly:

(i)           disclose to the Client in writing any Consultant Invention;

(ii)           assign to the Client or to a party designated by the Client, at the Client’s request and without additional compensation, all of the Consultant's right to the Consultant Invention for the United States and all foreign jurisdictions;

(iii)           execute and deliver to the Client such applications, assignments, and other documents as the Client may request in order to apply for and obtain patents or other registrations with respect to any Consultant Invention in the United States and any foreign jurisdictions;

(iv)           sign all other papers necessary to carry out the above obligations; and

(v)           give testimony and render any other assistance in support of the Corporation's rights to any Consultant Invention.

(c)           Disputes or Controversies.  The Consultant recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Client, the Consultant, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

(d)           Definitions.

(a) For the purposes of this Section 9 (d) , "Confidential Information" shall mean any and all:

(i)           trade secrets concerning the business and affairs of the Client, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, and any other information, however documented, that is a trade secret;

(ii)           information concerning the business and affairs of the Client (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and

(iii)           notes, analysis, compilations, studies, summaries, and other material prepared by or for the Client containing or based, in whole or in part, on any information included in the foregoing.

(b)           For the purposes of this Section 9 (d), "Consultant Invention" shall mean any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Consultant, either solely or in conjunction with others, during the Consulting Period, or a period that includes a portion of the Consulting Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Corporation, and any such item created by the Consultant, either solely or in conjunction with others, following termination of the Consultant's Consulting Arrangement with the Corporation, that is based upon or uses Confidential Information.

(10) Entire Agreement.  This Agreement, as will as any written amendments, shall constitute the entire Agreement between the parties and supersedes all previous communication, representations, understandings, concurrent or subsequent purchase orders, and agreements, whether oral or written, between the parties or any officer or representative of the parties.  The Client has not relied upon any representations other than those set forth in this Agreement.

(11) Notices.  Any notice or other communication required or permitted by any provision of this Agreement shall be in writing and shall be deemed to have been given or served for all purposes if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the parties as follows:

To Client:

Attention:  Philmore Anderson
75 Franklin Street 2nd Floor
New York, NY 10013

Copies to:

Marc Ross, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006

To Marathon:

Brian E. Rodriguez
2202 Bluebonnet Drive
Richardson, Texas 75082

(12) Severability.  If any provision of this Agreement is determined to be unenforceable or invalid, the remaining provisions of this Agreement shall remain in full force and effect.

(13) Counterparts: This Agreement may be executed in two or more counterparts; each of which shall be deemed an original, but all of which together shall be deemed an original, and all of which together shall constitute one and the same instrument. ..

(14)           CHOICE OF LAW.  This Agreement shall be interpreted and performed in accordance with the laws of the State of New York, and the parties agree, notwithstanding the principles of conflicts of law, that the internal laws of the State of New York shall govern and control the validity, interpretation, performance, and enforcement of this Agreement.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York.  The parties and the individuals executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Client agree to submit to the jurisdiction of such courts and waive trial by jury.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

Marathon                                                                                                                                                                                         Sahara Media, Inc.

By		By
Name	Brian E. Rodriguez	Name	Philmore Anderson
		Its	President